UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2005

MINN-DAK FARMERS COOPERATIVE
(Exact name of Registrant as specified in its charter)

North Dakota	33-94644	23-7222188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7525 Red River Road Wahpeton, North Dakota	58075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 642-8411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On May 16, 2005, Minn-Dak Farmers Cooperative’s Board of Directors modified the planting level for the 2005 crop to 148% of base acres plus a 2% measuring tolerance for a total planting of 150% of base acres. The Board had first established plantings for the 2005 crop at 143% of base acres plus 2% measuring tolerance in February, 2005. See attached letter for further information regarding the reasons for this decision.

Announcement

To: Minn-Dak Shareholder/Growers

From: Dave Roche, President

Subject: 2005 Crop Planting Intentions

Date: May 16, 2005

Your board of directors and management team have been closely following the domestic sugar marketplace for this year and next. Recent reports of domestic sugar demand coupled with planting intentions for the 2005 crop has resulted in a firming of the marketplace near term, and more importantly, providing potential for that firmness to continue into the 2005 crop.

Last Friday morning, the USDA released its periodical WASDE report. This report provides information relative to their estimate of the stocks to use ratio for domestic sugar for the current year, and in this case, its first estimate of the 2005 crop stocks to use ratio as well. This report showed unusually low stocks to use ratio projection for the 2005 crop, unlike anything seen before. This WASDE report is the most important report yet of the potential for price firmness, and perhaps room for more domestic production.

As a result of this and other compiled information your board of directors has determined at a special board meeting held this morning, that the planted acres level for the 2005 crop should be raised from the current 1.45 acres per share (1.43 plus a .02 measuring tolerance) to 1.50 acres per share (1.48 plus a .02 measuring tolerance).

We also understand that it is late in the planting season. So therefore the minimum crop share lease/rental policy was reduced from 10 shares minimum to 5 shares minimum in order to accommodate those who choose not to utilize the additional overplant. Keep in mind that you are contractually required to plant a minimum of 1.25 acres per share of stock.

There is plenty of seed on hand, but it may not be the variety that you want, so please be tolerant of that fact.

Thank you.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MINN-DAK FARMERS COOPERATIVE

Dated: May 17, 2005	By	/s/ David H. Roche
David H. Roche President and Chief Executive Officer